Exhibit 99.1

Investor Relations:
Raul Jacob Victor Pedraglio Bertin Galarreta +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com	April 28, 2026 Southern Copper Corporation (NYSE and BVL: SCCO)

●	1Q26 net sales were $4,251.4 million, which represented growth of 36.2% with regard to 1Q25's figure. Expansion was primarily fueled by an increase in sales volumes for silver (+11.6%) and zinc (+16.4%), and by an uptick in metal prices for all our products.
●	1Q26 Net income was $1,576.9 million, which represented a new Company record and an improvement of 66.7% compared to the $945.9 million registered in 1Q25. The net income margin in 1Q26 was 37.1%, versus 30.3% in 1Q25. The 1Q26 Net Income increased 20.6% versus the $1,307.9 million registered in 4Q25.
●	1Q26 adjusted EBITDA was $2,712.8 million, which represented an increase of 55.4% over the $1,745.5 million registered in 1Q25. The adjusted EBITDA margin in 1Q26 was 63.8%, versus 55.9% in 1Q25.
●	Cash flow from operating activities in 1Q26 was $1,694.5 million, which represented an increase of 135.0% versus the $721.4 million posted in 1Q25. This improvement was mainly attributable to strong cash generation at our operations, which was driven by higher sales and a $448.8 million decrease in operating assets and liabilities requirements.
●	Copper production registered a decrease of 4.0% in 1Q26 compared to 1Q25. This outcome was primarily driven by lower production at our Peruvian operations (-9.8%), which fell due to lower ore grades and recoveries and in line with the annual plan. These results were primarily offset by an increase in production at our La Caridad (+5.5%) mine. The Company expects a recovery in ore grades by the end of 2026 and follows in the next years.
●	By-product production: Mined silver production rose 11.1% in 1Q26 compared to 1Q25, driven primarily by growth in production at La Caridad (+22.1%), Buenavista (+20.7%) and IMMSA (+10.8%) mines. Mined zinc production increased 2.0% this quarter, mainly due to higher production at the IMMSA (+9.1%) operations. Molybdenum production decreased 2.2% in 1Q26, driven primarily by lower production at the Buenavista (-19.2%).
●	1Q26 Operating cash cost per pound of copper, net of by-product revenue credits, was -$0.11 in 1Q26, which represented a decrease of 114.0% compared to the $0.77 reported in 1Q25. This reduction was mainly driven by higher by-product revenue credits (+87.4%), due to higher sales volumes for silver and zinc as well as better prices for silver, molybdenum and zinc.
●	1Q26, we spent $441.9 million on capital investments, up 39.0% compared to 1Q25 and 4.6% versus the figure in 4Q25. Capital expenditure represented 28.3% of net income this quarter.
●	Dividends: On April 23, 2026, the Board of Directors authorized a quarterly cash dividend of $1.00 per share of common stock and a stock dividend of 0.0100 shares of common stock per share of common stock, payable on May 29, 2026, to shareholders of record at the close of business on May 13, 2026.

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $187.45, which is the average of the high and low share price on April 23, 2026.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said:

"╬ On April 7, 2026, Grupo Mexico lost one of the principals of its organization, Oscar Gonzalez Rocha, who served as Executive President, Chief Executive Officer of SCCO and member of the Board of Directors. Over a period spanning 50 years, Oscar worked tirelessly to further the Company’s objectives as he scaled the corporate ladder to CEO. From this position, he managed the company with intelligence, unwavering loyalty and commitment to meeting and exceeding targets. Oscar was one of the most influential leaders in the mining industry. We will miss him deeply.

On April 23, 2026, the Company’s Board of Directors appointed Mr. Leonardo Contreras Lerdo de Tejada as Chief Executive Officer of SCCO. Over the past eight years, Mr. Contreras has held leadership roles within the Company, working closely with highly valued members of the management team and contributing with expertise in operations, human capital, and finance. He successfully led Asarco’s operations as CEO, where he delivered outstanding results prior to assuming leadership of one of Minera México’s business units. Mr. Contreras served as Commercial Director of AMC, moved up to CFO, and eventually became CEO in 2024. Mr. Contreras brings more than ten years of experience in private equity, investment banking, and entrepreneurship. He holds a Bachelor of Science in Industrial Engineering from the Universidad Anahuac and an MBA from the University of Chicago Booth School of Business. His remarkable career, both within and outside the Company, positions him well to continue honoring and strengthening the legacy of operational excellence established by our former President and CEO.

We are proud to report a record-breaking quarter, with net earnings of $1,576.9 million, which represented a 67% rise compared to 1Q25. This positive result was driven by higher sales volumes of silver (+11.6%) and zinc (+16.4%) and better prices for copper (+37.5%), silver (+157.9%), molybdenum (+24.2%) and zinc (+14.0%). In addition, the Company’s cash cost decreased from a cost of $0.77 to -$0.11 per copper pound (-114%), driven by a growth in by-product revenues for all our by-products and cost efficiencies across operations.

As the world continues to navigate the economic and inflationary impacts arising from current global conflicts, the Company has remained resilient and committed to its operational objectives of increasing production to 1.6 million tons while maintaining the cost-efficiency discipline that defines it. This year, we will remain focused on achieving our operational targets and advancing the development of our projects.”

Key Financial Data

	1Q26	1Q25	Variance		4Q25	Variance
			$	%		$	%
	(in million except per share amount and %s)
Sales	$4,251.4	$3,121.9	$1,129.5	36.2%	$3,869.8	$381.7	9.9%
Cost of sales	1,498.8	1,319.2	179.6	13.6%	1,471.5	27.2	1.9%
Operating income	2,480.4	1,535.5	944.9	61.5%	2,110.4	370.0	17.5%
Net income	$1,576.9	$945.9	$631.0	66.7%	$1,307.9	$269.0	20.6%
Net income margin	37.1%	30.3%	6.8pps	22.4%	33.8%	3.3pps	9.8%
Adjusted EBITDA	2,712.8	1,745.5	967.3	55.4%	2,310.5	402.3	17.4%
Adjusted EBITDA margin	63.8%	55.9%	7.9pps	14.1%	59.7%	4.1pps	6.9%
Income per share	$1.92	$1.15	$0.77	67.0%	$1.56	$0.36	23.1%
Capital investments	441.9	317.8	124.1	39.0%	422.6	19.2	4.6%

1Q26 www.southerncoppercorp.com	Page 2 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Capital Investments

Our current capital investment program for this decade exceeds $20.5 billion and includes investments in projects in

Peruvian Projects

Our investments in Peruvian projects that are being built or for which basic or detail engineering is being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; the strong support of local communities; and respect for the rule of law underpin our aggressive investment program. With the backing and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses required before initiating investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the-art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tonnes of SX- EW copper cathodes per year.  Operations are expected to begin in 3Q27.

Project update: As of March 31, 2026, the Company has committed $948 million across various project activities. Large-scale earthmoving works have moved 7.5 million tons of material from La Tapada deposit. The majority of purchase orders for major equipment have been issued. Regarding the SX-EW process, purchase orders have been placed for key equipment with state-of-the-art technology.

Regarding energy supply, foundation works at the main electrical substation, as well as work to build the 220kV transmission line, are underway. In parallel, large-scale earthworks for the grading of the main dry and wet area components are in their final stage, setting the groundwork for civil construction in key areas for secondary and tertiary crushing (dry area), solvent extraction (SX), and electrowinning (EW) (wet area) among others.

At the end of the first quarter of 2026, progress at Tia Maria stood at 32.5%, and 4,207 new jobs have been generated; 815 of these positions were filled with local applicants. To the fullest extent possible, we intend to fill the 5,000 jobs estimated to be required during Tia Maria´s construction phase prioritizing workers from the Islay province.

Los Chancas – Apurimac: This is a copper and molybdenum porphyry deposit. Current estimates of this greenfield project indicated copper mineral resources of 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2031.

Project update: As of March 31, 2026, we continue to implement environmental and social programs in the communities of Tapayrihua and Tiaparo, which are located within the direct area of influence of the Los Chancas Mining Project. Despite these efforts, the presence of illegal miners within the project area has prevented the project from further progress. In this context, the Company continues to work with the relevant authorities to regain control of the project area.

Michiquillay Project – Cajamarca, Peru: Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032.

Project update: Development of the geotechnical, hydrological, and hydrogeological studies is ongoing. In addition, studies related to the Project’s reserve estimation and mine plan have commenced.

1Q26 www.southerncoppercorp.com	Page 3 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Mexican Projects

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo, Chalchihuites and the Empalme Smelter, which are expected to bolster our position as a fully integrated copper producer. We are engaged in talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with more than 1,230 million tons in sulphide ore reserves with an average ore grade of 0.40% and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Under the Mexican constitution, the government is solely responsible for electric energy transmission. The Comisión Federal de Electricidad (CFE), as the competent government entity, must interconnect the Baja California peninsula with the rest of the country. In this context, our project’s initiation is dependent on action at the Mexican government level.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination facilities, logistics infrastructure and power delivery.

1Q26 www.southerncoppercorp.com	Page 4 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

For the fifth consecutive year, S&P Global included SCC in its Sustainability Yearbook, which recognizes companies that rank within the top 15% for corporate sustainability performance. In 2025, Southern Copper ranked 4th among 256 companies in the Mining and Metals sector and stood in the top 2% of best performers. Notably, SCC also led the ranking for copper mining companies.

Southern Copper Corporation was recognized by Morningstar Sustainalytics as an ESG Industry Leader. In its assessment of environmental, social and governance risk management, SCC ranked 7th among 215 companies in the metals sector with diversified operations.

The National Water Authority recognizes our water management efforts in Peru. Within the framework of the Water Footprint Reduction and Shared Value program, the authority awarded Southern Peru the “Certificado Azul” and the distinction of “Water-Responsible and Community-Supportive Company” for the efficient management of water at our Toquepala operations and for our contributions to strengthening agriculture in Ilabaya and Candarave (Tacna region), including the restoration of 61 hectares of terraces and traditional crops, benefiting 720 farmers.

Certificate for Conservation. Tandem Global, an international organization specialized in conservation and habitat management certification, recognized our Buenavista del Cobre Mine (BVC) for its biodiversity conservation efforts in the Sierra La Elenita ecosystem in Cananea, Sonora.

We drive talent development through our Scholarship program. Each year, more than 9,000 people benefit from our educational, sports, and cultural programs in the communities where we operate. In 2026, we awarded scholarships to seven gifted students to continue their professional education at universities in Mexico and the United States, in recognition of their achievements in disciplines such as music, cinema, and sports.

Conference Call

The Company’s first quarter earnings conference call will be held on April 30, 2026, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call: Please consider that we are using a technological platform for this event. You will need to register through the following link:

https://register-conf.media-server.com/register/BIc2d41b8a7f5b40d0ae7dd3a8a04655d3

At registration, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Webex through the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=md815a6f54364fa9de7144188f8c53cf0

1Q26 www.southerncoppercorp.com	Page 5 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2026	5.83	5.80	25.37	1.47	83.33	4,875.39

1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
3Q 2025	4.44	4.83	24.30	1.28	39.56	3,455.50
4Q 2025	5.03	5.15	22.75	1.44	54.48	4,141.90
Average 2025	4.51	4.82	22.01	1.30	39.99	3,434.78

Variance: 1Q26 vs. 1Q25	37.5%	26.9%	24.2%	14.0%	157.9%	70.3%
Variance: 1Q26 vs. 4Q25	15.9%	12.6%	11.5%	2.1%	53.0%	17.7%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2026	2025	%
Copper (tons)
Mined	230,544	240,226	(4.0%)
3rd party concentrate	2,204	1,778	24.0%
Total production	232,748	242,004	(3.8%)
Smelted	166,788	136,437	22.2%
Refined and Rod	209,163	198,530	5.4%
Sales	231,770	243,601	(4.9%)

Molybdenum (tons)
Mined	7,516	7,684	(2.2%)
Sales	7,513	7,731	(2.8%)

Zinc (tons)
Mined	40,164	39,375	2.0%
Refined	21,839	20,546	6.3%
Sales	42,515	36,530	16.4%

Silver (000s ounces)
Mined	6,047	5,442	11.1%
Refined	3,724	3,352	11.1%
Sales	6,311	5,653	11.6%

1Q26 www.southerncoppercorp.com	Page 6 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2026	2025	VAR %
	(in millions, except per share amounts)
Net sales:	$4,251.4	$3,121.9	36.2%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	$1,498.8	$1,319.2	13.6%
Selling, general and administrative	35.8	31.7	12.9%
Depreciation, amortization and depletion	225.7	223.8	0.9%
Exploration	10.8	11.7	(8.0)%
Total operating costs and expenses	1,771.0	1,586.4	11.6%

Operating income	2,480.4	1,535.5	61.5%

Interest expense, net of capitalized interest	(89.8)	(91.9)	(2.3)%
Other income (expense)	6.7	(13.7)	(149.0)%
Interest income	46.8	48.7	(3.8)%
Income before income tax	2,444.1	1,478.5	65.3%
Income taxes	891.0	532.8	67.2%
Net income before equity earnings of affiliate	1,553.2	945.8	64.2%
Equity earnings of affiliate	28.7	3.3	760.8%
Net Income	1,581.9	949.1	66.7%

Less: Net income attributable to non-controlling interest	5.0	3.2	55.5%

Net Income attributable to SCC	$1,576.9	$945.9	66.7%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.92	$1.15	67.0%
Cash dividends paid	$1.00	$0.70	42.9%
Stock dividends paid	$1.53	$0.70	118.6%

Weighted average shares outstanding (Basic and diluted)	821.7	821.6

1Q26 www.southerncoppercorp.com	Page 7 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2026	2025	2025
	(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$4,915.4	$4,304.6	$4,116.3
Short-term investments	434.1	604.6	218.2
Accounts receivable	2,079.7	2,022.6	1,605.0
Inventories	959.2	1,058.1	966.1
Other current assets	328.6	362.5	314.3
Total current assets	8,717.0	8,352.5	7,219.9

Property, net	10,468.1	10,272.2	9,934.6
Leachable material, net	1,116.0	1,114.5	1,143.3
Intangible assets, net	122.6	122.4	122.6
Right-of-use assets	674.0	700.8	720.7
Deferred income tax	352.5	336.3	228.7
Other assets	474.9	482.8	361.4
Total assets	$21,925.0	$21,381.4	$19,791.2

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	-	$500.0
Accounts payable	$906.0	$861.5	$684.4
Income taxes	445.3	634.4	260.2
Accrued workers’ participation	352.2	404.6	224.1
Other accrued liabilities	273.7	244.5	275.7
Total current liabilities	1,977.3	2,145.1	1,944.4

Long-term debt	6,751.9	6,750.7	6,747.0
Lease liabilities	561.3	576.3	637.6
Deferred income taxes	110.4	130.5	130.8
Non-current tax payable	113.2	97.1	92.9
Other liabilities	66.6	105.7	68.9
Asset retirement obligation	485.0	471.1	532.9
Total non-current liabilities	8,088.4	8,131.4	8,210.1

EQUITY
Stockholders’ equity:
Common stock	8,357.0	7,266.7	5,441.8
Treasury stock	(1,870.5)	(2,034.2)	(2,554.1)
Accumulated comprehensive income	5,301.0	5,805.5	6,680.6
Total stockholders’ equity	11,787.6	11,038.1	9,568.3
Non-controlling interest	71.8	66.8	68.4
Total equity	11,859.3	11,104.9	9,636.7

Total liabilities and equity	$21,925.0	$21,381.4	$19,791.2

As of March 31, 2026, there were 826.1 million shares outstanding. As of December 31, 2025, there were 819.1 million shares outstanding. As of March 31, 2025, there were 796.2 million shares outstanding.

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FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2026	2025
	(in millions)

OPERATING ACTIVITIES
Net income	$1,581.9	$949.1
Depreciation, amortization and depletion	225.7	223.8
Deferred income tax	(34.8)	28.2
Change in operating assets and liabilities	(56.1)	(504.9)
Other, net	(22.1)	25.2
Net cash provided by operating activities	1,694.5	721.4

INVESTING ACTIVITIES
Capital investments	(441.9)	(317.8)
Sale (purchase) of short-term investment, net	170.5	27.1

Net cash used in investing activities	(271.3)	(290.7)

FINANCING ACTIVITIES
Debt incurred (repaid)	-	993.8
Capitalization of debt issuance cost	-	(6.4)
Dividends paid	(819.2)	(553.3)
Distributions to non-controlling interest	(0.0)	(1.3)
Other	0.1	0.1
Net cash (used in) provided by financing activities	(819.1)	432.9

Effect of exchange rate changes on cash	6.7	(5.4)

Increase in cash and cash equivalents	$610.8	$858.2

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FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

1Q26 www.southerncoppercorp.com	Page 10 of 11

FIRST QUARTER 2026 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2026	2025
Net income attributable to SCC	$1,576.9	$945.9
Add:
Net income attributable to the non-controlling interest	5.0	3.2
Income taxes	891.0	532.8
Interest expense	89.8	91.9
Depreciation, amortization and depletion	225.7	223.8
Less:
Equity earnings of affiliate	(28.7)	(3.3)
Interest income	(46.8)	(48.7)
Adjusted EBITDA	$2,712.8	$1,745.6

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	1st quarter 2026		1st quarter 2025		4th quarter 2025
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,498.8	304.2	1,319.2	267.7	1,471.5	283.9
Add:
Selling, general and administrative expenses	35.8	7.3	31.7	6.4	39.9	7.7
Treatment and refining charges net of sales premiums	(47.4)	(9.6)	(35.0)	(7.1)	(30.9)	(6.0)
Less:
Workers participation	(125.0)	(25.4)	(107.0)	(21.7)	(142.8)	(27.5)
Purchased concentrates from third parties	(120.9)	(24.5)	(50.6)	(10.3)	(73.3)	(14.1)
Other charges	(27.6)	(5.6)	(22.3)	(4.5)	(78.6)	(15.2)
Inventory change	(77.6)	(15.7)	(85.7)	(17.4)	1.7	0.3
Operating cash cost before by-product revenues	1,136.0	230.5	1,050.2	205.3	1,187.5	229.1

Less by-products revenue	(1,188.6)	(241.2)	(658.5)	(128.7)	(919.8)	(177.5)

Operating cash cost, net of by-products revenue	(52.6)	(10.7)	391.7	76.6	267.8	51.6

Total pounds of copper produced, in millions		492.8		511.6		518.3

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